Exhibit 10.2

January 7, 2009

Re:  Financial advisor for CompuMed, Inc.

Dear Mr. Crockett:

This letter sets forth the terms and conditions on which CompuMed, Inc. (the "Company") has engaged Mark Crockett (the “Advisor”) for a period of 8 months from the date of this letter (the “Term”) to provide certain investment banking and financial advisory services in connection with a possible Transaction (as defined below). This letter will confirm our mutual understanding of the basis on which the Advisor will act as the Company's exclusive investment Advisor with respect to evaluating certain possible strategic opportunities, which may include mergers and acquisitions, joint ventures, recapitalizations of the Company’s telemedicine business which is defined to include services and processes related to ECG processing and related workflows (the “Telemedicine Business”).   This exclusive engagement does not include any transactions that relate to the Company’s other operating business, specifically including the Skeletal Health (OsteoGram) business.  The Company reserves the right to engage other parties in connection with any contemplated transaction relating to its businesses other than the Telemedicine Business and the exclusive nature of this engagement shall not apply to any such transaction.

1.

Services to be Provided by the Advisor

In undertaking this assignment, the Advisor and the Company will work together in the following manner:

a)  The Company will identify between 300 and 600 potential target partners for the Company’s Telemedicine Business that are qualified to enter in a strategic transaction with the Company in connection with that business;

b) The Company will prepare detailed materials regarding the telemedicine industry and the Company’s Telemedicine Business in particular;

c)  Advisor shall identify, contact, qualify and use all reasonable diligence to deliver to the Company meetings with multiple individuals at each of the 300 to 600 potential target partners.  Advisor shall be diligent and use best efforts to use email, faxes, phone and other means to reach these individuals, making multiple attempts to connect with them.   Prior to providing any confidential information to third parties, Advisor will obtain an executed nondisclosure agreement approved by the Company.  Advisor shall keep the Company abreast of all its progress, contacts and correspondence with these prospects.  Advisor shall keep complete records of his contacts with each of the 300 to 600 target partners which he shall provide to Company on a bi-weekly basis;

d)  Advisor shall stay in touch with potential targets and work towards indication of interests,  solicit proposals or term sheets and help the Company evaluate and negotiate any firm offers from as many potential acquirers as possible;

e)  Advisor understands and agrees that the Company is under no obligation to accept or enter into to any transaction respecting its Telemedicine Business and that the result may be that Advisor receives no compensation for providing the services contemplated hereunder.

2.

Certain Agreements of the Company

The Company agrees that:

a)

it shall i) furnish the Advisor with the names of all parties with which the Company has had discussions or contacts concerning a possible Transaction; and ii) notify the Advisor promptly if any person contacts or approaches the Company or any of its directors, officers or employees in connection with a possible Transaction or an expression of interest therein; and

b)

it shall i) make available to the Advisor all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company and its subsidiaries (collectively the “Information”) which the Advisor reasonably requests in  connection with the performance of its services hereunder; ii) notify the Advisor of any material change or development that may lead to a material change in the Information; and iii) provide the Advisor with timely access to the directors, officers, employees, independent auditors, Advisors and financial, legal and other professional advisors of the Company as the Advisor may reasonably request in performing its services hereunder.

3.

Compensation

The Company hereby agrees to pay the Advisor, as compensation for its services hereunder, a transaction fee (the “Transaction Fee”).  The Transaction Fee is the sole compensation that the Advisor shall receive.  Advisor is not required to travel or incur expenses in the completion of this engagement and as such the Transaction Fee shall be the sole compensation to Advisor under this agreement.  In the event the Company consummates at any time a Transaction pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the Term, the Company agrees to pay Advisor a fee equal to   5% of the first two million dollars of Transaction Value, 4% for the next additional two million dollars of Transaction Value, 3% for the next additional two million dollars of Transaction Value, 2% for the next additional ten million dollars of Transaction Value, and then 1.5% for any additional Transaction Value .  For clarity, Transaction Fees shall not be paid on any portion of the Transaction Value more than once and shall only be paid in accordance with the graduated schedule provide above.

“Transaction Value” shall mean the consideration actually paid to the Company for a Transaction in the form of cash or capital stock (which shall be deemed to include all amounts paid or to be paid into escrow and any other deferred payment of cash or capital stock).  Transaction Value shall not include any other form of consideration other than cash or capital stock.

Transaction Fees shall be paid to Advisor in the form of cash or capital stock in proportion to the form of Transaction Value received by the Company and at the same time as actually received by the Company.  As illustration, if the Company enters into a Transaction for which it is to receive at the closing of the Transaction $100,000 in cash and 1,000 shares of stock, the Advisor would receive at Closing from the Company, $5,000 in cash and 50 shares of capital stock.  As further illustration, if, in the foregoing scenario, the Company was to be paid $50,000 in cash at closing and $50,000 one year later, Advisor would receive $2,500 at closing and $2,500 one year later (or when, the Company was actually paid the additional $50,000).  The Company is not required to pay Transaction Fees on Transaction Value it does not receive.

"Transaction" shall mean any transaction, or series or combination of related transactions, whereby, directly or indirectly, capital stock of the Company or any of its assets are transferred from the Company and/or its shareholders to any party for consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger, plan of exchange or consolidation, a lease or license of assets with or without a purchase option, the formation of a joint venture, or any similar transaction.

4.

Termination

This letter may be terminated upon 30 days written notice by either the Company or the Advisor; provided that such termination shall not affect the rights and obligations set forth in Appendix A

5.

Indemnification

Appendix A is hereby incorporated into this letter by reference and made a part hereof.

6.

Miscellaneous

a)

This letter, including Appendix A, incorporates the entire agreement of the parties with respect to the subject matter of this letter, and may not be amended or modified except in writing.

b)

The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect.

c)

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

d)

Each of the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) and the Advisor hereby irrevocably waive any right they may have to a trial by jury in respect of any claim, counter-claim or action based on or arising out of this letter, the Advisor’s performance under this letter or the transactions contemplated hereby.

e)

This letter may not be assigned by either party hereto without the other party's prior written consent; provided, however, the Company may assign in whole its rights in connection with a sale or other disposition of all or substantially all of its assets, merger or similar transaction.

Sincerely,

/s/ Maurizio Vecchione,
Chief Executive Officer

Accepted and Agreed to this ____ day of January ___, 2009

Mark Crockett

Appendix

The Company agrees to indemnify and hold harmless the Advisor (the "Indemnified Party"), from and against any claims, losses, expenses (excluding those expenses contemplated in paragraph 3 of the Agreement), damages and liabilities, joint or several, as they may be incurred, related to or rising in any manner out of any transaction, proposal or any other matter contemplated by the engagement of the Advisor under the Engagement Letter between the Company and the Advisor dated January 7, 2009 (the "Matters"); provided however, that the Indemnified Party will not be entitled to indemnification for their own gross negligence or acts of intentional conduct.  The Company also agrees that the Indemnified Party shall not have any liability to the Company or its affiliates, partners, directors, officers, Advisors, agents, employees, controlling persons, creditors or security holders for any losses, claims, damages, liabilities or expenses related to or arising out of any Matters unless expressly provided in the Agreement.  The Company will promptly reimburse the Indemnified Party for all expenses as reasonably incurred in connection with the investigation of, preparation for or defense for pending or threatened claims related to or arising in any manner out of any Matter, or any action or proceeding arising therefrom.

Company may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to the Advisor and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel or experts retained by the Indemnified Party in connection with such litigation or proceeding.  In any such litigation or proceeding the defense of which the Company shall have so assumed, the Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of the Indemnified Party unless i) the Company and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, ii) the Company shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to the Advisor in such litigation or proceeding, or iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and the Indemnified Party and representation of the Company and the Indemnified Party by the same counsel or experts would in the reasonable opinion the Advisor be inappropriate due to actual or potential differing interests between the Company and any the Indemnified Party.

The Company shall not, without the prior written consent of the Advisor, which shall not be unreasonably withheld, delayed or conditioned, settle any litigation relating to the Engagement Letter or any Matter unless such settlement includes an express, complete and unconditional release of the Advisor with respect to all claims asserted in such litigation or relating to the Engagement Letter or any Matter; such release to be set forth in a instrument signed by all parties to such settlement. Without the prior written consent of the Company which shall not be unreasonably withheld, delayed or conditioned, the Indemnified Party shall not settle or compromise any claim for which indemnification or contribution may be sought hereunder. Not withstanding the foregoing sentence, if at any time the Indemnified Party requests that the Company reimburse the Indemnified Person for fees and expenses as provided in this agreement, the Company agrees that it shall be liable for any settlement of any proceeding effected without its prior written consent if i) such settlement is entered into more than 30 days after receipt by it of the request for reimbursement, and ii) it shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement.

The exculpation, indemnity, reimbursement and contribution obligations of the Company shall survive the termination of the Engagement Letter, shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or the Indemnified Party.  Capitalized terms used, but not defined, in this Appendix A, have the meanings assigned to such terms in the Engagement Letter.